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                                                                  Exhibit (g)(4)


                           CONFIDENTIALITY AGREEMENT

     This Agreement is entered by and among Allied Life Financial Corporation ("Allied Life"), Nationwide Mutual Insurance Company and Nationwide Group Acquisition Corporation (collectively, "Nationwide"), as of May 28, 1998.

                                    RECITALS

     WHEREAS, on May 19, 1998, Nationwide made a tender offer for all of the Common Stock of Allied Group at $47 per share:

     WHEREAS, on May 18, 1998, Nationwide filed a lawsuit against Allied Group, Inc., ("Allied Group") Allied Mutual Insurance Company and their directors, in the United States District Court for the Southern District of Iowa, under Case No. 4-98-CV-10280 (the "Litigation");

     WHEREAS, the parties to this Agreement, their agents and representatives plan to meet on one or more occasions on or before June 2, 1998, (the "Meeting") to discuss resolving the Litigation and the terms upon which a possible transaction between the parties can take place on a consensual basis and in order to do so they have entered into this Agreement to facilitate those discussions;

                                   WITNESSETH

     NOW, THEREFORE, it is hereby agreed as follows:

     1. Subject to the parties' rights to enforce this Agreement, nothing said or written by anyone at the Meeting shall be discoverable or admissible in the Litigation or in any court, administrative or arbitration proceeding to which the parties hereto are parties.
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     2.  Subject to any legal obligations they may have, including those under federal and state securities laws, the parties hereto will forever keep confidential and not disclose to any third party the existence of the Meeting (unless and until the existence of the Meeting has previously been disclosed pursuant to applicable legal requirements), any offer, terms of any offer, rejections of any offer, or discussions regarding the economics or the structure of any proposed transaction discussed at the Meeting, except that the parties hereto may disclose such information to their directors, officers, employees, agents, representatives, attorneys, accountants, and financial advisors who need to know such information for the purpose of evaluating a transaction between Nationwide and Allied Life, so long as each recipient of this information, (a) is informed by the party disclosing it of the confidential nature of such information and (b) expressly agrees to treat such information confidentially in accordance with this Agreement.

     3. If any of the parties hereto becomes (or it is reasonably likely that any of the parties hereto shall become) legally compelled to disclose any information that is required to be kept confidential under this Agreement, prompt notice of such fact shall be given to the other parties, so that any appropriate legal action may be taken to protect the confidentiality of such information.

     4. Without prejudice to any other rights or remedies that any party hereto may have under this Agreement, each party acknowledges and agrees that damages would not be an adequate remedy for any breach of this Agreement and any party hereto shall be entitled to



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the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement.

     5. If any provision of this Agreement shall be held to be unenforceable, it shall not affect the enforceability of the remainder of this Agreement.

     6. This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof. This Agreement may be changed only by a written agreement signed by the parties hereto.

     7. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

                                   ALLIED LIFE FINANCIAL CORPORATION


Date: 5-28-98                  By:  /s/ DOUGLAS L. ANDERSEN
     -------------                 --------------------------------------------
                               Its: President
                                   --------------------------------------------


                                   NATIONWIDE MUTUAL INSURANCE COMPANY


Date: 5-28-98                  By:  /s/ MARK B. KOOGLER
     -------------                 --------------------------------------------
                               Its: Vice President of Associate General Counsel
                                   --------------------------------------------


                                   NATIONWIDE GROUP ACQUISITION CORPORATION


Date: 5-28-98                  By:  /s/ MARK B. KOOGLER
     -------------                 --------------------------------------------
                               Its: Vice President of Associate General Counsel
                                   --------------------------------------------

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